EXHIBIT 99.1
ShengdaTech, Inc. Announces First Quarter 2009 Results

NPCC Revenue climbs 54.0% to $20.7 million, year-over-year

Affirms guidance for full year 2009

TAI'AN CITY, China, May 11 /PRNewswire-Asia-FirstCall/ — ShengdaTech, Inc. ('ShengdaTech' or 'The Company') (Nasdaq: SDTH), a leading manufacturer of nano precipitated calcium carbonate ('NPCC'), today reported financial results for the first quarter ended March 31, 2009.

First Quarter 2009 Highlights
—	NPCC revenue for the first quarter of 2009 increased 54.0% year-over-year to $20.7 million
—	NPCC gross profit rose 54.0% to $8.5 million, NPCC gross margin was unchanged at 41.1%
—	EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) of $9.5 million was practically unchanged year over year in light of significantly changed operations (See Table 4)
—
Net income was $5.0 million, or $0.08 diluted earnings per  share, including the negative impact resulting from the adoption of FASB Staff Position (FSP) Accounting Principles Board Opinion (APB) 14-1, Accounting for Convertible Debt Instruments That May be Settled in Cash upon Conversion (Including Partial Cash Settlement), and a gain on the repurchase of convertible notes

—
Excluding the impact of the adoption of FSP APB14-1, net income was $6.3 million, or $0.08 per fully diluted share. Table 5 shows the impact of the adoption of FSP APB14-1 on the income statement for the three-month period ended March 31, 2009 and the gain on extinguishment of long-term convertible notes recognized during the period before and after the adoption

—	Announced strategic decision to place future growth focus on the NPCC segment and terminated efforts to acquire Jinan Fertilizer Co., Ltd.

First Quarter 2009 Results

'We are pleased to report strong financial performance from our NPCC business during the first quarter of 2009. Despite the challenging economic environment in 2008 and early 2009, we continued to experience a high level of demand for our products. Our NPCC products' superior quality, increased purity, and improved functionality have resulted in growing interest from a wide range of industrial companies, particularly for our PE (polyethylene), adhesive and latex applications. While demand for NPCC products used in tires and PVC was affected by the economic slowdown, we have recently seen signs of improvement in those markets as the Chinese economy begins to recover,' commented Mr. Xiangzhi Chen, President and CEO of ShengdaTech.

Revenue for the first quarter of 2009 was $20.7 million, down 27.6% from $28.6 million in the first quarter of 2008. The decline in total revenue for the first quarter was attributable to the ceased production at the Company's Bangsheng Chemical Facility on October 31, 2008, pursuant to a mandatory directive from the Tai'an city government due to rezoning of the facility's location into a residential and non-manufacturing area. As a result, the Company did not generate revenue from the coal-based chemical segment in the first quarter of 2009. The NPCC business segment contributed 100% of the Company's revenue for the first quarter, compared with 47.0% for the same period of 2008.

Revenue from NPCC products increased 54.0% to $20.7 million in the first quarter of 2009 from $13.4 million in the first quarter of 2008. The increase in revenue was due to the growing demand in NPCC products and the increase of 60,000 metric tons of annual production capacity added in April 2008 at the Company's Shaanxi facility. Total volume of NPCC sold during the first quarter of 2009 was 42,969 metric tons, up 9,253 metric tons, or 27.4%, from 33,716 metric tons in the first quarter of 2008. NPCC for use in tires and PVC represented 38.1% and 32.9% of the Company's NPCC sales for the quarter, respectively. NPCC used in PE significantly increased its contribution of the total revenue by 8.1 percentage points to 8.3%, from only 0.2% of total NPCC sales in the first quarter 2008. Sales from the NPCC products for use in adhesives and latex were 10.2% of total NPCC revenue during the first quarter. NPCC used in ink, paper, paint, and automobile underbody coatings, combined to generate 10.5% of NPCC revenue.

The Company's gross profit for the first quarter of 2009, all of which was derived from NPCC products, was $8.5 million, down 15.7% compared with overall gross profit of $10.1 million a year ago. Gross profit for the NPCC segment rose 54.0% on a year over year basis. Gross margin was 41.1% in the first quarter, up 5.8 percentage points from overall gross margin of 35.2% a year ago, but unchanged from the NPCC segment's gross margin in the same quarter last year. The average selling price of the Company's NPCC products was $481 per MT, an increase of 20.8% from $398 per MT in the first quarter of 2008, which was offset by an increase in the cost of raw materials including anthracite, soft coal, and limestone used in the manufacturing process.

Selling expenses for the first quarter of 2009, all of which was derived from NPCC products, were $0.3 million, or 1.5% of revenue, down 28.3% from $0.4 million, or 1.5% of revenue for the same period last year. The percentage of sales commissions for the NPCC products were lower compared with the same period a year ago, resulting in lower selling expenses during the period.

General and administrative (G&A) expenses were $1.4 million, or 6.6% of revenue, up from $0.7 million, or 2.6% of revenue for the same period last year. The increase was mainly due to increases in expenses related to costs of compliance with securities and other regulations, including audit fess, legal fees, and investor relations expenses, higher research and development expenses, and land use rights expense related to the Company's expanded NPCC operations.

Operating income for the first quarter of 2009, all of which was derived from the NPCC segment, was $6.8 million, down 23.4% from $8.9 million in the same period a year ago. Operating margin improved to 33.0%, compared to 31.1% in the first quarter of 2008.

Interest expense related primarily to the Company's convertible notes was $2.4 million for the three months ended March 31, 2009. Interest expense included $1.4 million of contractual coupon interest on the convertible notes, $0.3 million of amortization of debt issuance costs, and $1.3 million of amortization of debt discount due to the application of FSP APB 14-1. The total interest expense was offset by $0.5 million interest cost capitalized during the three-month period ended March 31, 2009.

During the first quarter of 2009, the Company recorded a $1.6 million gain on extinguishment of debt due to the repurchase of an aggregate of $5.2 million face value of its 6.0% convertible notes, for cash consideration of approximately $2.5 million, including accrued interest.

Our effective income tax rate increased from 16.8% for the three-month period ended March 31, 2008 to 19.5% for the three-month period ended March 31, 2009 due primarily to the additional U.S. income tax we accrued as a result of recognizing gain from repurchase of our convertible notes during the period and the interest income earned by the Company's U.S. entity during the period, which will be taxable at the higher US statutory tax rate of 34%. For tax purposes, the gain from the repurchase of our convertible notes qualifies for deferral until 2014 in accordance with the provisions of the American Recovery and Reinvestment Act of 2009.

EBITDA (Earnings Before Interest, Taxes, Depreciation, and Amortization) for the first quarter of 2009 was $9.5 million, changed slightly from $9.6 million in the first quarter of 2008.

Net income in the first quarter of 2009 was $5.0 million, all of which was derived from the NPCC segment, down 32.8% from net income in the same period last year. Diluted earnings per share for the first quarter of 2009 were $0.08, compared with diluted earnings per share of $0.14 in the first quarter of 2008. The Company's diluted weighted average shares outstanding during the quarter were 67,432,169, up 24.4% from 54,202,036 in the same quarter last year.

Financial Condition

As of March 31, 2009, ShengdaTech had $114.2 million in cash and $115.1 million in working capital. As of March 31, 2009, shareholders' equity reached $152.5 million, up 3.7% from shareholder's equity of $147.0 million as of December 31, 2008. Please refer to Table 6 for the impact on shareholder's equity as of December 31, 2008 due to the adoption of FSP APB 14-1. In the first quarter of 2009, the Company generated net cash flow from operating activities of $6.9 million.

In February 2009, the Company repurchased an aggregate of $5.2 million face value of its 6.0% Convertible Senior Notes due 2018, for consideration of approximately $2.5 million, plus accrued interest of $72,144 in cash. The Company is not actively seeking to repurchase additional notes and has no plan for early extinguishment of the notes.

Recent Events

On April 15, 2009, ShengdaTech's board of directors appointed Mr. Andrew Weiwen Chen as the Company's new Chief Financial Officer. The Company also announced that Ms. Anhui Guo resigned from her position as Chief Financial Officer and was appointed Chief Operating Officer, effective April 15, 2009. Ms. Guo will also continue to serve on the Company's Board of Directors.

In April 2009, the Company began relocating its corporate headquarters from Tai'an City to Shanghai. As one of China's major commerce centers, Shanghai will provide ShengdaTech with easier access to business partners, customers, and prospects and allow the Company to attract a higher caliber of management, technological, and scientific professionals.

Business Outlook

ShengdaTech expects to complete construction of Phase I (60,000 MT) of the Company's new NPCC facility in Zibo, Shandong Province by July or August 2009. In 2009, the Company expects to operate its existing 190,000 MT NPCC production capacity at 100% utilization level and anticipates to reach approximately 80% run-rate utilization of the additional 60,000 MT capacity at the Zibo facility by the end of the year.

The Company will focus on the growth of the NPCC business by expanding its market presence, increasing the customer base with additional sales and marketing resources, and by offering an expansive and diversified product line through its advanced research and development capabilities. The new-product pipeline for NPCC applications in 2009 includes asphalt, rubber, adhesives, epoxy resin, and other high-end NPCC applications. The Company is applying for patents for NPCC proprietary formulas used in developing asphalt and paint applications, and for developing its own modifier, a cost-reducing element used in the NPCC production process specifically for tire applications.

'We believe the worldwide NPCC market will continue to experience robust growth as the manufacturing sector strives for solutions to improve product functionality, reduce costs, and improve production efficiency, all of which we offer with our proven NPCC products. We expect our revenues to increase from the current level over the next few quarters in 2009 as the Chinese economy recovers from the recent economic setback and as we continue to expand our capacity,' commented Mr. Chen. 'Our growth strategy for 2009 will focus on rapidly expanding our production capacity and continuing to develop breakthrough applications for our current and future customers. These new end-product applications will help promote awareness of ShengdaTech as one of the leading suppliers of high-quality NPCC products in the world. We are also actively pursuing strategic acquisitions to increase our NPCC production capacity and market penetration, while remaining interested in acquisition opportunities of other high technology chemical companies.'

The Company expects 2009 revenue and net income to be in the range of $92.0 million to $94.0 million and $18.0 million to $19.0 million, respectively, for diluted earnings per share of $0.32 - $0.34. This re-affirmed guidance excludes the impact of any acquisitions, the impact of the adoption of FSP APB 14-1, and gains related to the repurchase of its convertible notes.

Conference Call

ShengdaTech will host a conference call at 9:00 a.m. EDT on Tuesday, May 12, 2009, to discuss the 2009 first quarter financial results. To participate in the conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: 1-888-419-5570. International callers should dial +1-617-896-9871. The pass code for the call is 78452992. If you are unable to participate in the call at this time, a replay will be available for 14 days starting on Tuesday, May 12, 2009 at 11:00 a.m. EDT. To access the replay, dial 1-888-286-8010. International callers should dial +1-617-801-6888. The conference pass code is 76540245. This conference call will be broadcast live over the Internet and can be accessed by all interested parties by clicking on http://www.shengdatechinc.com . Please access the link at least fifteen minutes prior to the start of the call to register, download, and install any necessary audio software. For those unable to participate during the live broadcast, a 90-day replay will be available shortly after the call by accessing the same link.

About ShengdaTech, Inc.

ShengdaTech is engaged in the business of manufacturing, marketing, and selling nano-precipitated calcium carbonate ('NPCC') products The Company converts limestone into NPCC using its proprietary technology co-developed with Tsinghua University. ShengdaTech is the only company possessing proprietary NPCC technology in China. In addition to its broad customer base in China, the Company currently exports to Singapore, Thailand, South Korea, Malaysia, Vietnam, India and Israel. For more information, contact CCG Investor Relations directly or go to ShengdaTech's website at http://www.shengdatechinc.com ..

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995:

Certain statements in this press release and oral statements made by ShengdaTech on its conference call in relation to this release, constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. These statements include, without limitation, statements regarding the Company's ability to prepare for growth, the Company's planned manufacturing capacity expansion, and predictions and guidance relating to the Company's future financial performance. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs but they involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, which may include, but are not limited to, such factors as unanticipated changes in product demand especially in the tire industry, changes in composition of tires, the Company's ability to meet the planned expansion schedule for its NPCC capacity, the Company's ability to identify acquisition targets, changes to government regulations, risk associated with operation of the Company's new manufacturing facility, risk associated with large scale implementation of the new NPCC manufacturing process, the ability to attract new customers, ability to increase its product's applications, ability of its customers to sell products, cost of raw material, downturns in the Chinese economy, and other information detailed from time to time in the Company's filings and future filings with the United States Securities and Exchange Commission. You are urged to consider these factors care in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. The forward-looking statements made herein speak only as of the date of this press release and the Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company's expectations.

For further information, please contact:

ShengdaTech, Inc
Andrew Chen, Chief Financial Officer

Tel:   +86-21-5835-8738
Email: andrew.chen@shengdatech.com
Web:   http://www.shengdatechinc.com

CCG Investor Relations
Crocker Coulson, President
Tel:   +1-646-213-1915
Email: crocker.coulson@ccgir.com
Web:   http://www.ccgirasia.com

Table 1

SHENGDATECH, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	For the Three Months Ended March 31,
	2009	2008

Net sales	$20,672,353	$28,552,904
Cost of goods sold	12,185,227	18,489,835
Gross profit	8,487,126	10,063,069

Operating expenses:
Selling	316,808	441,838
General and administrative	1,355,524	729,761
Total operating expenses	1,672,332	1,171,599
Operating income	6,814,794	8,891,470

Other income (expense):
Interest income	200,514	36,155
Interest expense	(2,448,907)	—
Gain on extinguishment of long-term convertible notes	1,624,844	—
Other expense, net	(2,257)	(10,060)
Other income, net	(625,806)	26,095

Earnings before income taxes	6,188,988	8,917,565

Income tax expense	1,206,416	1,502,579
Net income	$4,982,572	$7,414,986

Earnings per share:
Basic	$0.09	$0.14
Diluted	$0.08	$0.14
Weighted average shares outstanding:
Basic	54,202,036	54,202,036
Diluted	67,432,169	54,202,036

Table 2
SHENGDATECH, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2009	2008
ASSETS
Current assets:
Cash	$114,179,902	$114,287,073
Accounts receivable	5,797,512	6,806,066
Prepaid expenses and other receivables	84,739	510,825
Inventories	2,350,238	2,647,424
Income tax refund receivable	655,069	—
Total current assets	123,067,460	124,251,388

Property, plant and equipment, net	100,653,585	100,122,522
Land use rights	15,651,027	15,710,333
Debt issuance costs	2,624,777	3,096,073
Deferred income tax assets	729,808	502,793
Total assets	$242,726,657	$243,683,109
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,135,990	$4,493,551
Accrued expenses and other payables	4,929,138	4,227,184
Income taxes payable	—	1,092,116
Due to related parties	855,549	1,737,404
Total current liabilities	7,920,677	11,550,255
Long-term convertible notes	74,890,628	77,926,310
Non-current income taxes payable	1,392,488	1,268,108
Deferred income tax liabilities	5,976,249	5,890,055
Total liabilities	90,180,042	96,634,728
Shareholders' equity:
Preferred stock, par value $0.00001 authorized:10,000,000 outstanding:
Nil	—	—
Common stock, par value $0.00001 authorized:100,000,000 issued and outstanding: 54,202,036	542	542
Additional paid-in capital	38,604,380	38,304,541
Statutory reserves	8,130,601	8,130,601
Retained earnings	92,207,465	87,224,893
Accumulated other comprehensive
income	13,603,627	13,387,804
Total shareholders' equity	152,546,615	147,048,381
Commitments and contingencies
Total liabilities and shareholders' equity	$242,726,657	$243,683,109

Table 3
SHENGDATECH, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Three Months Ended March 31,
	2009	2008
Cash flows from operating activities:
Net income	$4,982,572	$7,414,986
Adjustments to reconcile net income to net cash provided by operating activities:

Depreciation	1,017,328	707,838
Land use rights expense	79,530	525
Amortization of debt issuance costs	313,185	—
Amortization of discount	1,283,016	—
Gain on extinguishment of long-term convertible notes	(1,624,844)	—
Share-based compensation	6,771	—
Deferred income tax	152,247	—
Changes in operating assets and liabilities:
Accounts receivable	1,016,959	1,490,126
Prepaid expenses and other receivables	426,092	(7,792)
Inventories	300,469	69,648
Due to related parties	83,849	(702,047)
Accounts payable	(191,724)	(145,879)
Accrued expenses and other payables	697,341	(111,919)
Income taxes payable/refund receivable	(1,624,046)	617,865
Net cash provided by operating activities	6,918,745	9,333,351

Cash flows from investing activities:
Purchase of property, plant and equipment, including interest capitalized	(4,560,726)	(18,222,362)
Net cash used in investing activities	(4,560,726)	(18,222,362)

Cash flows from financing activities:
Extinguishment of long-term convertible notes	(2,535,745)	—
Net cash used in financing activities	(2,535,745)	—

Effect of exchange rate changes on cash	70,555	901,552
Net decrease in cash	(107,171)	(7,987,459)
Cash at beginning of period	114,287,073	26,366,568
Cash at end of period	$114,179,902	$18,379,109

Non-cash investing activities:
Accounts payable for purchase of property, plant and equipment	$(3,138,177)	$2,971,730
Due to related parties for purchase of property, plant and equipment	—	(185,588)
Supplemental disclosures of cash flow information:
Cash paid for income taxes	$2,675,461	$735,611
Cash paid for interest, net of capitalized interest	$72,144	—

SHENGDATECH, INC. AND SUBSIDIARIES Reconciliation of Net Income to EBITDA
(unaudited)(Amounts in US dollars)

	Three Months Ended
	March 31,
	2009	2008

Net Income	4,982,572	7,414,986
Income Tax	1,206,416	1,502,579
Interest expense (income), net	2,248,393	(36,155)
Depreciation and amortization	1,096,858	708,363
EBITDA	9,534,239	9,589,773

Note:
EBITDA is a financial measure that is not defined by US GAAP. EBITDA was derived by calculating earnings before interest, taxes, depreciation, and amortization. The Company's management believes that the presentation of EBITDA provides useful information regarding ShengdaTech's results of operations because it assists in analyzing and benchmarking the performance and value of ShengdaTech's business. The Company's calculation of EBITDA may not be consistent with similarly titled measures of other companies. The table above provides a reconciliation of EBITDA to net income, the most comparable GAAP measure.

Table 5
Impact of the Adoption of APB14-1 on Unaudited Condensed Consolidated
Statement of Income
For the Three-month Period Ended March 31, 2009

	For the Three Months Ended March 31,

	As reported Adjustments		Excluding
			APB 14-1

Net sales	$20,672,353	—	$20,672,353
Cost of goods sold	12,185,227	—	12,185,227
Gross profit	8,487,126	—	8,487,126
Operating expenses:
Selling	316,808	—	316,808
General and administrative	1,355,524	(1,064)	1,354,460
Total operating expenses	1,672,332	(1,064)	1,671,268
Operating income	6,814,794	1,064	6,815,858

Other income (expense):
Interest income	200,514	—	200,514
Interest expense	(2,448,907)	(895,390)	(1,553,517)
Gain on extinguishment of long-term convertible notes	1,624,844	861,962	2,486,806
Other expense, net	(2,257)	—	(2,257)
Other income (expense), net	(625,806)	1,757,352	1,131,546

Earnings before income taxes	6,188,988	—	7,947,404

Income tax expense	1,206,416	392,078	1,598,494
Net income	4,982,572	1,366,338	6,348,910

Earnings per share:
Basic	$0.09	$0.03	$0.12
Diluted	$0.08	$0.00	$0.08
Weighted average shares outstanding:
Basic	54,202,036	—	54,202,036
Diluted	67,432,169	—	67,432,169

Table 6
Impact of the Adoption of APB14-1 on Unaudited Condensed Consolidated
Balance Sheet
As of December 31, 2008

	December 31, 2008
			As
	As previously		retroactively
	reported	Adjustments	adjusted
Assets:
Total current assets	124,251,388	—	124,251,388
Property, plant and equipment	99,878,791	243,731	100,122,522
Land use rights	15,593,548	116,785	15,710,333
Debt issuance costs	3,925,157	(829,084)	3,096,073
Deferred income tax assets	260,056	242,737	502,793
Total assets	243,908,940	(225,831)	243,683,109
Liabilities and shareholders' equity
Total current liabilities	11,550,255	—	11,550,255
Deferred income tax liabilities	—	5,890,055	5,890,055
Long-term convertible notes	95,250 ,000	(17,323,690)	77,926,310
Non-current income taxes payable	1,268,108	—	1,268,108
Total liabilities	108,068,363	(11,433,635)	96,634,728
Common stock	542	—	542
Additional paid in capital	21,897,316	16,407,225	38,304,541
Retained earnings	100,554,915	(5,199,421)	95,355,494
Accumulative other comprehensive income	13,387,804	—	13,387,804
Total shareholders' equity	135,840,577	11,207,804	147,048,381
Total liabilities and shareholders' equity	243,908,940	(225,831)	243,683,109

SOURCE ShengdaTech, Inc.

Source: PR Newswire (May 11, 2009 - 12:19 PM EDT)

News by QuoteMedia